Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated April 28, 2025 relating to the Common stock, $0.01 par value, of Compass Minerals International, Inc. shall be filed on behalf of the undersigned.

GUMSHOE CAPITAL MANAGEMENT LLC

By:	/s/ Laura Latushkin
Name:	Laura Latushkin
Title:	Chief Compliance Officer and Chief Operating Officer

GUMSHOE MASTER FUND LP

By:	/s/ Laura Latushkin
Name:	Laura Latushkin
Title:	Chief Compliance Officer and Chief Operating Officer

GUMSHOE CAPITAL GP LLC

By:	/s/ Laura Latushkin
Name:	Laura Latushkin
Title:	Chief Compliance Officer and Chief Operating Officer

ERIC WOLFF

By:	/s/ Eric Wolff